Roadships America, Inc.

Exhibit 3.3

September 25, 2008

Department of State

Division of Corporations Clifton Building

2661 Executive Center Circle

Tallahassee, FL 32301

RE: Roadships America, Inc.

Dear Sir or Madam:

Enclosed herewith please find the Articles of Incorporation for Roadships America, Inc. We hereby respectfully request that the subject Articles be accepted, approved, and published accordingly.

Also enclosed, please find Check #1200 made payable to Florida Secretary of State for the applicable fees as follows:

✓

For Profit Corporation Filing fee

✓

Registered Agent Designation

✓

Certified Copy

✓

Certificate of status

Thank you, in advance, for your prompt attention regarding the foregoing.

Sincerely yours,

By: /s/ Robert Smith

Robert Smith

Corporate Secretary

1451 WEST CYPRESS CREEK ROAD, SUITE 300, FORT LAUDERDALE, FLORIDA 33309

UNITED STATES

PH: (954) 302-8652 FAX: (954) 302-8693

www.roadships.us

ARTICLES OF INCORPORATION

OF

ROADSHIPS AMERICA INCORPORATED

The undersigned subscriber to these Articles of Incorporation is a limited liability company (“company”) legal formed, and in active status, under the laws of the State of Florida; the managing members of which are competent to contract and hereby form, on behalf of the company, a corporation for profit under Chapter 607 of the Florida Statutes.

ARTICLE 1 –NAME

The name of the Corporation is Roadships America, Inc., (hereinafter “Corporation”).

ARTICLE 2— PURPOSE OF CORPORATION

The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Florida

ARTICLE 3— PRINCIPAL OFFICE

The address of the principal office of the Corporation is 1451 West Cypress Creek Road, Suite 300, Fort Lauderdale, Florida 33309 (USA)

ARTICLE 4— INCORPORATOR

The name and street address of the incorporator of this Corporation is:

RKS Capital L LC

5976 20th Street, No 177

Vero Beach, Florida 32966

ARTICLE 5- OFFICERS

The officers of the Corporation shall be:

President:

Micheal Nugent

Secretary:

Robert Smith

Treasurer:

Micheal Nugent

Whose address shall be the same as the principal office of the Corporation.

ARTICLE 6— DIRECTORS

The Director(s) of the Corporation shall be:

Micheal Nugent

Robert Smith

ARTICLE 7— CORPORATE CAPITALIZATION

7.1 Common Stock: The maximum number of common shares that this Corporation is authorized 120 have outstanding at any time is ONE BILLION (1,000,000,000) shares of common stock, each share having the par value of One One-Thousandth of a Dollar ($0.001).

7.1(a) All holders of shares of common stock shall be identical with each other in Every respect and the holders of common stock shall be identical with each other in Every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share of common on all matters on which Shareholders have the right to vote.

7.1(b) All holders of shares of common stock, upon the dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

7.2

Preferred Stock: The maximum number of preferred shares that this Corporation is authorized 120 have outstanding at any time is FIVE HUNDRED MILLION (500,000,000) shares of preferred-convertible stock, convertible to common shares on a 1:1 ratio at shareholders discretion, each share having the par value of One One-Thousandth of a Dollar ($0.001).

7.2(a) All holders of shares of preferred stock shall be identical with each other in Every respect and the holders of preferred shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share of preferred stock on all matters on which Shareholders have the right to vote.

7.2(b) All holders of shares of preferred stock shall have preference:

7.2(b)(1) on dividends, to the extent that if the Corporation distributes Dividends to shareholders the preferred shareholders shall be first 120 receive such disbursements at a mini mum and maximum annual rate established from time to time by the Board of Director(s).

7.2(b)(2) in the Event of dissolution, and upon the dissolution of the Corporation shall be entitled to receive the net assets of the Corporation .

7.3

No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Di rector(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth i n the bylaws of the Corporation.

7.4

The Board of Di rector(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Di rector(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

7.5

The Board of Di rector(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or condition of the stock.

ARTICLE 8—SHAREHOLDERS’ RESTRICTIVE AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and the transferability of the shares of stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 9— POWERS OF CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 10—TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 11 — REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 12— REGISTERED OFFICE AND REGISTERED AGENT

The initial address of registered office of this Corporation is Attention: Robert Smith, 5976 20th Street, No 177, Vero Beach, Florida 32966. The name and address of the registered agent of this Corporation is Robert Smith, 5976 20th Street, No 177, Vero Beach, Florida 32966.

ARTICLE 13—BYLAWS

The Board of Di rector(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation; but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Di rector(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 14—EFFECTIVE DATE

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida

ARTICLE 15—AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Florida, this 26th day of September, 2008.

RKS Capital L LC, Incorporator Robert Smith, Managing Member Acceptance of Registered Agent Designated
In Articles of Incorporation

I, Robert Smith, having a business office address identical with the registered office of the Corporation named above, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation, is familiar with and accepts the obligations of the position of Registered A gent under the applicable provisions of the Florida Statutes.

Roadships America, Inc,

By: /s/ Robert Smith

Robert Smith

Corporate Secretary